FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of July 31, 2006, is made by and between Exabyte Corporation, a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit division (the “Lender”), as successor in interest to Wells Fargo Business Credit, Inc.

Recitals

The Borrower and the Lender are parties to a Credit and Security Agreement dated as of March 9, 2005, as previously amended (the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.            Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“Acceptable Letter of Intent” means a letter of intent, in form and substance acceptable to the Lender in its sole discretion, signed by the Borrower and an Acceptable Purchaser, whereby such Acceptable Purchaser has expressed its intent to acquire the business of the Borrower on terms that, once documented, would qualify as terms of an Acceptable Purchase Agreement.

“Acceptable Purchase Agreement” means a definitive purchase agreement, in form and substance acceptable to the Lender in its sole discretion, signed by the Borrower and an Acceptable Purchaser, whereby such Acceptable Purchaser agrees to acquire the business of the Borrower (whether in a merger, stock purchase, asset purchase, or other arrangement) on terms that would include repayment in full of the Obligations and termination of the Commitment, or on other terms acceptable to the Lender in its sole discretion.

“Acceptable Purchaser” means a Person that has expressed an interest in purchasing all or substantially all of the Borrower’s assets, or a controlling interest in the Borrower’s common equity, which Person is acceptable (in creditworthiness and otherwise) to the Lender in its sole discretion.

“Accommodation Overadvance” means an Advance made in reliance on the Accommodation Overadvance Component, assuming, for purposes of this definition, that all Advances are made in reliance on Borrowing Base components other than the Accommodation Overadvance Component to the maximum extent possible.

“Accommodation Overadvance Component” initially means zero; provided, however, that upon receipt by the Lender of an Acceptable Letter of Intent, “Accommodation Overadvance Component” shall mean $1,000,000; and provided further that upon receipt by the Lender of an Acceptable Purchase Agreement, “Accommodation Overadvance Component” shall mean $2,000,000; and provided further that in any case “Accommodation Overadvance Component” shall mean zero at all times after September 30, 2006.

“Book Net Worth” means the aggregate of the common and preferred shareholders’ equity in the Borrower, determined in accordance with GAAP, adjusted for the cumulative current-year effect of foreign exchange gains and losses and non-cash effects of expensing stock-based compensation, and for periods during the fiscal year ending December 31, 2006, excluding (a) the effects of non-cash losses for write-down of excess or obsolete inventory recorded between January 1, 2006 and March 31, 2006, up to a maximum of $1,000,000, and (b) the effects of extraordinary gains.

“Borrowing Base” means at any time the lesser of:

(a)	The Maximum Line Amount; or

(b)          Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           the product of the Accounts Advance Rate times Eligible Accounts, plus

(ii)          The lesser of (A) the product of the Inventory Advance Rate times Eligible Inventory or (B) the Inventory Sublimit, plus

(iii)	the Accommodation Overadvance Component, less
(iii)	The Foreign Accounts Deductible Reserve, less
(iv)	The Distributor Pipeline Reserve, less
(v)	The Borrowing Base Reserve, less
(vi)	The Wells Fargo Bank Obligations Reserve.
“Inventory Sublimit” means $500,000.

“Margin” means five percent (5.0%) with respect to Accommodation Overadvances and three and one-half percent (3.5%) with respect to all other Advances.

“Net Income” means fiscal year-to-date after-tax net income (or loss, as the case may be) including extraordinary losses, but excluding (a) foreign exchange gains and losses, (b) non-cash effects of expensing stock-based compensation, (c) for periods during the fiscal year ending December 31, 2006, non-cash losses for write-down of excess or obsolete inventory recorded between January 1, 2006 and March 31, 2006, up to a maximum of $1,000,000, and (d) extraordinary gains, all as determined in accordance with GAAP.

2.            Accommodation Overadvances Discretionary. Section 2.1 of the Credit Agreement is amended to read in its entirety as follows:

“Section 2.1 Revolving Advances. The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to the Borrower from time to time from the date that all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount. The Lender shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance (a) exceeds Availability or (b) consists of an Accommodation Overadvance. The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.9, and reborrow.”

3.            No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4.            Notice of Defaults; Deferred Interest. The Borrower is in default of Sections 6.2(a), 6.2(b), and 6.2(d) of the Credit Agreement as of June 30, 2006 (collectively, the “Existing Defaults”). In accordance with Section 2.5(g) of the Credit Agreement, the Lender demands payment of the amount of Deferred Interest that has accrued from March 14, 2006 through the date of this Amendment, effective immediately upon funding of the initial Accommodation Overadvance. All Deferred Interest not paid pursuant to this demand shall be paid in accordance with Section 2.5(g) of the Credit Agreement. The Existing Defaults are not waived.

5.            Fees. The Borrower shall pay the Lender a fully earned, non-refundable amendment fee in the amount of $25,000 in consideration of the Lender’s execution and delivery of this Amendment, which fee shall be due and payable on the earlier of (a) the first date an Accommodation Overadvance exists or (b) the Termination Date. In addition to the foregoing, the Borrower shall pay the Lender a fully earned, non-refundable accommodation fee in the amount of $100,000 on the first date an Accommodation Overadvance exists, which fee shall be forgiven if the Obligations are paid in full and no Accommodation Overadvance has ever existed.

6.            Reaffirmation of Certain Covenants. Without limiting any of the Borrower’s other obligations under the Credit Agreement or the Intercreditor and Subordination Agreement dated as of October 31, 2005 (the “Subordination Agreement”), Borrower agrees that

(a) in accordance with Section 2.8 of the Credit Agreement, the Borrower will continue to instruct all account debtors to pay all Accounts directly to the Lockbox and will continue to deposit all cash proceeds of Collateral into the Collateral Account; and (b) in accordance with the Subordination Agreement and Section 7.1(o) of the Credit Agreement, the Borrower will not make any payments to Imation Corp. except strictly in accordance with the Subordination Agreement, and will not make any payments to the Noteholders (as such term is defined in the Subordination Agreement).

7.            Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)          The Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by the Guarantor.

(b)          A Certificate of the Secretary of the Borrower certifying as to the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment.

(c)	Such other matters as the Lender may require.

8.            Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)   The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)   The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)   All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9.            No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

10.          Release. The Borrower, and the Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

11.          Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fees required under paragraph 5 hereof.

12.          Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION By /s/ Pam Cates Pam Cates, Vice President	EXABYTE CORPORATION By /s/ Carroll Wallace Carroll Wallace, Chief Financial Officer

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